Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Debt Securities	$38,260,910	$4,434.44

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-202524 Dated March 10, 2017

HSBC USA Inc. Trigger Autocallable Contingent Yield Notes

$38,260,910 Notes Linked to the Least Performing of the Russell 2000® Index and the EURO STOXX 50® Index due on March 15, 2027

Investment Description

These Trigger Autocallable Contingent Yield Notes (the ‘‘Notes’’) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the Least Performing of the Russell 2000® Index and the EURO STOXX 50® Index (each, an “Underlying Index” and together, the “Underlying Indices”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. HSBC will pay a quarterly Contingent Coupon if the Official Closing Level of each Underlying Index on the applicable Coupon Observation Date (including the Final Valuation Date) is equal to or greater than its Coupon Barrier. Otherwise, no coupon will be paid for the quarter. HSBC will automatically call the Notes if the Official Closing Level of each Underlying Index on any Coupon Observation Date, commencing on March 12, 2018, is equal to or greater than its Initial Level. If the Notes are called, HSBC will pay you the Principal Amount of your Notes plus the Contingent Coupon for the applicable quarter, and no further amounts will be owed to you under the Notes. The Underlying Index with the lowest Underlying Index Return is the “Least Performing Underlying Index.” If the Notes are not called prior to maturity and the Final Level of the Least Performing Underlying Index is equal to or greater than its Downside Threshold, HSBC will pay you a cash payment at maturity equal to the Principal Amount of your Notes. If the Final Level of the Least Performing Underlying Index is less than its Downside Threshold, HSBC will pay you less than the full Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Least Performing Underlying Index over the term of the Notes, and you may lose up to 100% of your Principal Amount.

Investing in the Notes involves significant risks. HSBC may not pay any Contingent Coupons on the Notes. You may lose some or all of your Principal Amount. You will be exposed to the market risk of each Underlying Index on each Coupon Observation Date and any decline in the level of one Underlying Index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying Index. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Contingent Coupon: HSBC will pay a quarterly Contingent Coupon payment if the Official Closing Level of each Underlying Index on the applicable Coupon Observation Date is equal to or greater than its Coupon Barrier. Otherwise, no coupon will be paid for the quarter.

❑	Automatically Callable: HSBC will automatically call the Notes and pay you the Principal Amount of your Notes plus the Contingent Coupon otherwise due for that applicable quarter if the Official Closing Level of each Underlying Index on any Coupon Observation Date, commencing on March 12, 2018, is equal to or greater than its Initial Level. If the Notes are not called, investors will potentially lose a portion of their principal amount at maturity.

❑	Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called and the Official Closing Level of the Least Performing Underlying Index is not less than its Downside Threshold on the Final Valuation Date, HSBC will pay you the Principal Amount per Note at maturity. If the Official Closing Level of the Least Performing Underlying Index on the Final Valuation Date is less than its Downside Threshold, HSBC will pay a cash amount that is less than the Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Official Closing Level of the Least Performing Underlying Index from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	March 10, 2017
Settlement Date	March 15, 2017
Coupon Observation Dates[1]	Quarterly, commencing on June 12, 2017
Final Valuation Date[1]	March 10, 2027
Maturity Date[1]	March 15, 2027

[1]See page 4 for additional details

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the Notes may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. the Notes CAN have downside MARKET risk SIMILAR TO the Least Performing Underlying Index, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF the principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 8 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Indices (Least Performing of)	Contingent Coupon Rate	Initial Levels	Downside Thresholds	Coupon Barriers	CUSIP	ISIN
The Russell 2000® Index (“RTY”) The EURO STOXX 50® Index (“SX5E”)	8.95% per annum	1,365.265 3,416.27	682.633, which is 50% of its Initial Level* 1,708.14, which is 50% of its Initial Level*	955.686, which is 70% of its Initial Level* 2,391.39, which is 70% of its Initial Level*	40435H764	US40435H7641

*Rounded to two decimal places in the case of the SX5E and three decimal places in the case of the RTY

See “Additional Information about HSBC USA Inc. and the Notes” on page 2 of this pricing supplement. The Notes offered will have the terms specified in the accompanying prospectus dated March 5, 2015, the accompanying prospectus supplement dated March 5, 2015, the accompanying equity index underlying supplement dated March 5, 2015 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or equity index underlying supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangement.

The Estimated Initial Value of the Notes on the Trade Date is $9.25 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 5 and “Key Risks” beginning on page 8 of this document for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The Least Performing of the Russell 2000® Index and the EURO STOXX 50® Index	$38,260,910.00	$10.00	$1,339,131.85	$0.35	$36,921,778.15	$9.65

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Notes

This pricing supplement relates to the offering of Notes identified on the cover page. As a purchaser of a Note, you will acquire an investment instrument linked to the least performing of the Underlying Indices. Although the offering relates to the Underlying Indices, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to either Underlying Index, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the equity index underlying supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying equity index underlying supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this pricing supplement and in “Risk Factors” beginning on page S-1 of the prospectus supplement and beginning on page S-2 of the accompanying equity index underlying supplement, as the Notes involve risks not associated with conventional debt securities. HSBC urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and the equity index underlying supplement) with the SEC for the offerings to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and equity index underlying supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity index underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC’s website at www.sec.gov as follows:

♦	Equity Index Underlying Supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

♦	Prospectus supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

♦	Prospectus dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

As used herein, references to the “Issuer,” “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “equity index underlying supplement” mean the equity index underlying supplement dated March 5, 2015, references to the “prospectus supplement” mean the prospectus supplement dated March 5, 2015 and references to “accompanying prospectus” mean the prospectus, dated March 5, 2015.

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Investor Suitability

The Notes may be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦  You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Least Performing Underlying Index.

♦  You are willing to accept the individual market risk of each Underlying Index and understand that any decline in the level of one Underlying Index will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying Index.

♦  You believe the Official Closing Level of each Underlying Index will be equal to or greater than its Coupon Barrier on most or all of the Coupon Observation Dates and equal to or greater than its Downside Threshold on the Final Valuation Date.

♦  You understand and accept that you will not participate in any appreciation in the level of either Underlying Index, and your potential return is limited to the Contingent Coupon payments.

♦  You are willing to invest in the Notes based on the Contingent Coupon Rate set forth on the cover hereof.

♦  You are willing to hold Notes that may be automatically called on any Coupon Observation Date, commencing on March 12, 2018, on which the Official Closing Level of each Underlying Index is equal to or greater than its Initial Level, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦  You understand and accept the risks associated with each Underlying Index.

♦  You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦  You are willing to forgo dividends paid on the stocks included in the Underlying Indices and do not seek guaranteed current income from your investment.

♦  You are willing to assume the credit risk associated with HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦  You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦  You believe that the level of either Underlying Index will decline during the term of the Notes and is likely to close below its Coupon Barrier on most or all of the Coupon Observation Dates and below its Downside Threshold on the Final Valuation Date.

♦  You seek an investment that is designed to return your full Principal Amount at maturity.

♦  You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as the Least Performing Underlying Index.

♦  You are not willing to accept the individual market risk of each Underlying Index or are not willing to accept the risk that any decline in the level of one Underlying Index will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying Index.

♦  You seek an investment that participates in the appreciation in the level of either Underlying Index or that has unlimited return potential.

♦  You are unwilling to invest in the Notes based on the Contingent Coupon Rate set forth on the cover hereof.

♦  You are unable or unwilling to hold Notes that will be automatically called on any Coupon Observation Date, commencing on March 12, 2018, on which the Official Closing Level of each Underlying Index is equal to or greater than its Initial Level, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦  You prefer to receive the dividends paid on the stocks included in the Underlying Indices and seek guaranteed current income from your investment.

♦  You do not understand or accept the risks associated with either Underlying Index.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦  You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes, for any payments on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlying Indices, see “The Russell 2000® Index” and “The EURO STOXX 50® Index” on page 13 and page 14 of this pricing supplement and beginning on page S-36 and page S-11 of the accompanying Equity Index Underlying Supplement, as applicable. You should also review carefully the "Key Risks" beginning on page 7 of this pricing supplement and the more detailed “Risk Factors” beginning on page S-2 of the equity index underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

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Final Terms

Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Note (subject to a minimum investment of $1,000).
Term	10 years, unless earlier called.
Trade Date	March 10, 2017
Settlement Date	March 15, 2017
Final Valuation Date	March 10, 2027, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying equity index underlying supplement.
Maturity Date	March 15, 2027, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying equity index underlying supplement.
Underlying Indices	The Russell 2000® Index (Ticker: “RTY”) and the EURO STOXX 50® Index (Ticker: “SX5E”)
Automatic Call Feature

The Notes will be automatically called if the Official Closing Level of each Underlying Index on any Coupon Observation Date, commencing on March 12, 2018, is equal to or greater than its Initial Level.

If the Notes are called, HSBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Settlement Date”) a cash payment per Note equal to your Principal Amount plus the Contingent Coupon otherwise due on that date. No further amounts will be owed to you under the Notes.

Coupon Payment Dates	Two business days following the applicable Coupon Observation Date, except that as to the final Coupon Observation Date, the Coupon Payment Date will be the Maturity Date. The Coupon Observation Dates and Coupon Payment Dates are set forth in the table below.
Contingent Coupon Rate	8.95% per annum

Contingent Coupon

If the Official Closing Level of each Underlying Index is equal to or greater than its Coupon Barrier on any Coupon Observation Date, HSBC will pay you the Contingent Coupon applicable to that Coupon Observation Date.

If the Official Closing Level of either Underlying Index is less than its Coupon Barrier on any Coupon Observation Date, the Contingent Coupon applicable to that Coupon Observation Date will not accrue or be payable and HSBC will not make any payment to you on the relevant Coupon Payment Date.

The Contingent Coupon is $0.22375 per quarter per Note. The following table sets forth the Coupon Observation Dates and Coupon Payment Dates.

Coupon Observation Dates[1]	Coupon Payment Dates[1]
June 12, 2017	June 14, 2017
September 11, 2017	September 13, 2017
December 11,2017	December 13, 2017
March 12, 2018	March 14, 2018
June 11, 2018	June 13, 2018
September 10, 2018	September 12, 2018
December 10, 2018	December 12, 2018
March 11, 2019	March 13, 2019
June 10, 2019	June 12, 2019
September 10, 2019	September 12, 2019
December 10, 2019	December 12, 2019
March 10, 2020	March 12, 2020
June 10, 2020	June 12, 2020
September 10, 2020	September 14, 2020
December 10, 2020	December 14, 2020
March 10, 2021	March 12, 2021
June 10, 2021	June 14, 2021
September 10, 2021	September 14, 2021
December 10, 2021	December 14, 2021

1 Contingent Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the Contingent Coupon payable upon Automatic Call or at maturity, as applicable, will be payable to the person to whom the principal amount upon Automatic Call or the Payment at Maturity, is payable. Any Coupon Payment Date on or after March 14, 2018 will also be a Call Settlement Date if the Notes are automatically called.

4

March 10, 2022	March 14, 2022
June 10, 2022	June 14, 2022
September 12, 2022	September 14, 2022
December 12, 2022	December 14, 2022
March 10, 2023	March 14, 2023
June 12, 2023	June 14, 2023
September 11, 2023	September 13, 2023
December 11, 2023	December 13, 2023
Mach 11, 2024	March 13, 2024
June 10, 2024	June 12, 2024
September 10, 2024	September 12, 2024
December 10, 2024	December 12, 2024
March 10, 2025	March 12, 2025
June 10, 2025	June 12, 2025
September 10, 2025	September 12, 2025
December 10, 2025	December 12, 2025
March 10, 2026	March 12, 2026
June 10, 2026	June 12, 2026
September 10, 2026	September 14, 2026
December 10, 2026	December 14, 2026
March 10, 2027	March 15, 2027

Contingent Coupon payments on the Notes are not guaranteed. HSBC will not pay you the Contingent Coupon for any Coupon Observation Date on which the Official Closing Level of either Underlying Index is less than its Coupon Barrier.

5

Payment at Maturity (per $10 Note)

If the Notes are not called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Level of the Least Performing Underlying Index is equal to or greater than its Downside Threshold, HSBC will pay you a cash payment on the Maturity Date equal to $10 per $10 Principal Amount of Notes plus the final Contingent Coupon, if any.[3]

If the Final Level of the Least Performing Underlying Index is less than its Downside Threshold, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Underlying Index Return of the Least Performing Underlying Index).

In this case, you will have a loss of principal that is proportionate to the decline in the Final Level of the Least Performing Underlying Index from its Initial Level and you will lose some or all of your Principal Amount.

Least Performing Underlying Index	The Underlying Index with the lowest Underlying Index Return.
Underlying Index Return	For each Underlying Index, calculated as follows: Final Level - Initial Level
Initial Level
Downside Threshold	For each Underlying Index, 50% of its Initial Level, as indicated on the cover page of this pricing supplement.
Coupon Barrier	For each Underlying Index, 70% of its Initial Level, as indicated on the cover page of this pricing supplement.
Initial Level	For each Underlying Index, its Official Closing Level on the Trade Date, as indicated on the cover page of this pricing supplement.
Final Level	For each Underlying Index, its Official Closing Level on the Final Valuation Date.
Official Closing Level	For each Underlying Index, its Official Closing Level on any trading day will be determined by the calculation agent based upon its closing level displayed on the page “RTY <INDEX>” or “SX5E <INDEX>”, as applicable, on the Bloomberg Professional® service. If the level of an Underlying Index is not so displayed on such page, the calculation agent may refer to the display on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value was calculated on the Trade Date and is set forth on the cover page of this pricing supplement. See “Key Risks — ¨The Estimated Initial Value of the Notes, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any.”

3 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

6

Investment Timeline

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

You will be exposed to the market risk of each Underlying Index on each Coupon Observation Date and any decline in the level of one Underlying Index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying Index. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note.

7

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, HSBC urges you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying equity index underlying supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Notes. If the Notes are not called, HSBC will only pay you the Principal Amount of your Notes in cash if the Final Level of the Least Performing Underlying Index is greater than or equal to its Downside Threshold, and will only make that payment at maturity. If the Notes are not called and the Final Level of the Least Performing Underlying Index is less than its Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Level of the Least Performing Underlying Index from its Initial Level. You may lose some or all of your principal amount at maturity.

♦	The Contingent Repayment of Principal Applies at Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each Underlying Index at that time is above its Downside Threshold.

♦	You May Not Receive any Contingent Coupons — HSBC will not necessarily make periodic coupon payments on the Notes. If the Official Closing Level of either Underlying Index on a Coupon Observation Date is less than its Coupon Barrier, HSBC will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the Official Closing Level of either Underlying Index is less than its Coupon Barrier on each of the Coupon Observation Dates, HSBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	The Estimated Initial Value of the Notes, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any — The Estimated Initial Value of the Notes was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

♦	The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less than the Price to Public — The price to public takes into account certain costs. These costs will include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Underlying Indices and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Notes — Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 12 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the securities based on changes in market conditions and other factors that cannot be predicted.

♦	Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as one year after issuance.

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♦	The Notes Are Subject to the Credit Risk of the Issuer — The Notes are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Contingent Coupon payment or any repayment of principal at maturity or upon an automatic call, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and could lose your entire investment.

♦	Higher Contingent Coupons or Lower Downside Thresholds Are Generally Associated with an Underlying Index with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss —"Volatility" refers to the frequency and magnitude of changes in the level of an Underlying Index. The greater the expected volatility with respect to an Underlying Index on the Trade Date, the higher the expectation as of the Trade Date that the level of that Underlying Index could close below its Downside Threshold on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Contingent Coupon) than for similar securities linked to the performance of an Underlying Index with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying Index can change significantly over the term of the Notes. The level of an Underlying Index for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying Index and the potential to lose some or all of your principal at maturity.

♦	Because the Notes Are Linked to the Performance of More Than One Underlying Index, There Is a Greater Risk of Contingent Coupons Not Being Paid and of You Sustaining a Significant Loss on Your Investment — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar Notes that are linked to the performance of only one Underlying Index. With two Underlying Indices, it is more likely that the Official Closing Level of either Underlying Index will be less than its Coupon Barrier on a Coupon Observation Date or less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity.

In addition, movements in the levels of the Underlying Indices may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlying Indices represents a statistical measurement of the degree to which the ratios of the returns of those Underlying Indices were similar to each other over a given period of time. The correlation between a pair of Underlying Indices is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlying Indices are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlying Indices) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying Index increases, the value of the other Underlying Index decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation between two Underlying Indices, the less likely it is that those Underlying Indices will move in the same direction and, therefore, the greater the potential for one of those Underlying Indices to close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlying Indices are, the greater the likelihood that at least one of the Underlying Indices will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at Maturity. However, even if two Underlying Indices have a higher positive correlation, one or both of those Underlying Indices might close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, as both of those Underlying Indices may decrease in value together.

HSBC determines the Contingent Coupon Rate for the Notes based, in part, on the correlation among the Underlying Indices, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Contingent Coupon Rate than would be payable on notes that have a higher degree of correlation.

♦	Your Return Will Be Based on the Individual Return of Each Underlying Index — Unlike notes linked to a basket of underlyings, the Notes will be linked to the individual performance of each Underlying Index. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlying Indices to the same degree for each Underlying Index. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying Index regardless of the performance of the other Underlying Index. You will bear the risk that either of the Underlying Indices will perform poorly.

♦	Limited Return on the Notes — The return potential of the Notes is limited to the Contingent Coupon Rate regardless of any appreciation of either Underlying Index. In addition, your total return on the Notes will vary based on the number of Coupon Observation Dates for which the Contingent Coupons are payable and may be less than the Contingent Coupon Rate, or even zero. Further, the return potential of the Notes is limited by the automatic call feature in that you will not receive any further payments after the Notes are called. Your Notes could be called as early as March 12, 2018, and your return could be minimal. If the Notes are not called, you may be exposed to the decline in the level of the Least Performing Underlying Index even though you cannot participate in any potential appreciation in the level of either Underlying Index. In addition, if the Notes have not been previously called and if the level of either Underlying Index is less than its Initial Level, as the maturity date approaches and the remaining number of Coupon Observation Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the level of an Underlying Index to increase to its Initial Level. As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities represented by the Underlying Indices.

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♦	No Assurance that the Return Strategy of the Notes Will Be Successful — While the Notes are structured to provide Contingent Coupons as long as the Official Closing Level of each Underlying Index on the relevant Coupon Observation Date does not decline below its Coupon Barrier, we cannot assure you of the economic environment during the term of the Notes, or at maturity. As a result, you may not receive a Contingent Coupon on any Coupon Payment Date, and you may lose some or all of your initial investment in the Notes.

♦	The Probability That an Underlying Index Will Fall Below Its Coupon Barrier or Downside Threshold on a Coupon Observation Date Will Depend on Its Volatility — “Volatility" of an Underlying Index refers to the frequency and magnitude of changes in its level. Greater expected volatility with respect to an Underlying Index reflects a higher expectation as of the Trade Date that the Underlying Index could close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date, resulting in no Contingent Coupons payable on the Notes or even the loss of some or all of your investment. However, an Underlying Index's volatility can change significantly over the term of the Notes. The level of an Underlying Index could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Contingent Coupons.

♦	Lack of Liquidity — The Notes will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Notes, and therefore you may have to sell your Notes at a significant discount.

♦	Risks Associated With Non-U.S. Companies – The value of the SX5E depends upon the stocks of companies located within the Eurozone, and thus involve risks associated with the home countries of those non-U.S. companies, some of which are and have been experiencing economic stress. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the SX5E and, as a result, the value of the Notes.

♦	The payments on the Notes will not be adjusted for changes in exchange rates relative to the U.S. Dollar even though the constituent stocks of the SX5E are traded in a foreign currency and the Notes are denominated in U.S. Dollars – Although the equity securities held by the SX5E are traded in currencies other than U.S. dollars, and the Notes are denominated in U.S. dollars, the amount payable on the Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of the SX5E, and therefore the Notes. The amount we pay in respect of the Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

♦	The Securities Are Subject to Small-Capitalization Risk — The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	Owning the Notes Is Not the Same as Owning the Stocks Included in an Underlying Index — The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in an Underlying Index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in either Underlying Index would have. Furthermore, an Underlying Index and the stocks included in an Underlying Index may appreciate substantially during the term of your Notes, and you will not participate in such appreciation.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates — HSBC, UBS Financial Services Inc., and their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of an Underlying Index, and therefore, the market value of the Notes.

♦	Potential HSBC and UBS Financial Services Inc. Impact on an Underlying Index — Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in an Underlying Index or in futures, options, exchange-traded funds or other derivative products on an Underlying Index, may adversely affect the level of that Underlying Index, and, therefore, the market value of your Notes.

♦	Potential Conflicts of Interest — HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuers of the stocks included in an Underlying Index, which may present a conflict between the obligations of HSBC or UBS Financial Services Inc., and you, as a holder of the Notes. HSBC, as the Calculation Agent, will determine on each applicable Coupon Observation Date whether the Contingent Coupon is to be paid, and whether the Notes are to be called, based on the Official Closing

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Level of each Underlying Index. The Calculation Agent can postpone the determination of the Official Closing Level on a Coupon Observation Date and the corresponding Coupon Payment Date or Call Settlement Date, as applicable, if a Market Disruption Event exists on that Coupon Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity or Call — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives also affected the terms and features of the Notes at issuance and will affect the market price of the Notes prior to maturity or call. These factors include the levels of the Underlying Indices; the volatility of the Underlying Indices; the dividend rate paid on stocks included in the Underlying Indices; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Notes Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction —The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Notes and could lose your entire investment.

♦	The Amount Payable on the Notes Is Not Linked to the Levels of the Underlying Indices at Any Time Other Than on the Coupon Observation Dates, Including the Final Valuation Date — The return on the Notes will be based on the Official Closing Level of each Underlying Index on the Coupon Observation Dates, subject to postponement for non-trading days and certain Market Disruption Events. Even if the level of an Underlying Index appreciates prior to the applicable Coupon Observation Date but then drops on that day to a level that is less than the Initial Level or Coupon Barrier, the Notes will not be called, the Contingent Coupon may not be payable, and the return on the Notes will be less, and may be significantly less, than it would have been had the Notes been linked to the level of that Underlying Index prior to such decrease. Although the actual level of an Underlying Index on the Maturity Date or at other times during the term of the Notes may be higher than its Official Closing Level on any Coupon Observation Date, the return on the Notes will be based solely on the Official Closing Level of each Underlying Index on the applicable Coupon Observation Dates, including the Final Valuation Date.

♦	Changes Affecting an Underlying Index — The policies of an Underlying Index’s sponsor concerning additions, deletions and substitutions of the stocks included in that Underlying Index and the manner in which the sponsor takes account of certain changes affecting those stocks may adversely affect the level of that Underlying Index. The policies of a sponsor with respect to the calculation of the relevant Underlying Index could also adversely affect the level of that Underlying Index. A sponsor may discontinue or suspend calculation or dissemination of the relevant Underlying Index. Any such actions could have an adverse effect on the value of the Notes.

♦	Uncertain Tax Treatment — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to the Underlying Indices. HSBC intends to treat the Notes consistent with this approach and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as contingent income-bearing pre-paid executory contracts.

In addition, the Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder (as defined in the accompanying prospectus supplement) in the secondary market, because the tax treatment of the Contingent Coupons is unclear, such non-U.S. holder may be subject to 30% withholding tax applicable to any Contingent Coupon, subject to reduction or elimination by applicable treaty, unless income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States. HSBC will not pay any additional amounts in respect of such withholding.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “What Are the Tax Consequences of the Notes?” on page 16 of this pricing supplement and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. The hypothetical terms used below are not the actual terms that will apply to the Notes, which are indicated on the cover hereof. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of either Underlying Index relative to its Initial Level. We cannot predict the Final Level or the Official Closing Level of either Underlying Index on any Coupon Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of either Underlying Index. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon earlier automatic call per $10.00 Note on a hypothetical offering of the Notes, based on the following assumptions (the actual Initial Level, Coupon Barrier, and Downside Threshold of each Underlying Index and the Contingent Coupon Rate are set forth on the cover page of this pricing supplement):

Investment term:	10 years (unless earlier called)

Hypothetical Initial Levels:	2,000.00 for the RTY and 3,000.00 for the SX5E

Contingent Coupon Rate:	8.95% per annum (or 2.2375% per quarter)

Contingent Coupon:	$0.22375 per quarter

Coupon Observation Dates:	Quarterly (callable commencing on March 12, 2018)

Hypothetical Coupon Barriers:	1,400.00 for the RTY and 2,100.00 for the SX5E (for each, 70% of its Initial Level)

Hypothetical Downside Thresholds:	1,000.00 for the RTY and 1,500.00 for the SX5E (for each, 50% of its Initial Level)

Example 1 — Notes are Called on the Fourth Coupon Observation Date, Which Is the First Coupon Observation Date on Which the Notes are Callable

Date	Official Closing Level	Payment (per Note)
First Coupon Observation Date	RTY: 1,200.00 (below Coupon Barrier and Initial Level) SX5E: 2,000.00 (below Coupon Barrier and Initial Level)	$0.00 – Notes are not callable
Second Coupon Observation Date	RTY: 1,200.00 (below Coupon Barrier and Initial Level) SX5E: 2,000.00 (below Coupon Barrier and Initial Level)	$0.00 – Notes are not callable
Third Coupon Observation Date	RTY: 2,600.00 (above Coupon Barrier and Initial Level) SX5E: 3,600.00 (above Coupon Barrier and Initial Level)	$0.22375 (Contingent Coupon) – Notes are not callable
Fourth Coupon Observation Date	RTY: 2,500.00 (above Coupon Barrier and Initial Level) SX5E: 3,500.00 (above Coupon Barrier and Initial Level)	$10.22375 (Settlement Amount)
Total Payment: $10.22375 (2.2375% return)

Since the Notes are called on the fourth Coupon Observation Date, HSBC will pay you on the Call Settlement Date a total of $10.22375 per Note, reflecting your Principal Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.22375 received in respect of the third Coupon Observation Date, HSBC will have paid you a total of $10.4475 per Note, for a 4.475% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes are NOT Called and the Final Level of Each Underlying Index Is at or Above Its Coupon Barrier and Downside Threshold

Date	Official Closing Level	Payment (per Note)
First Coupon Observation Date	RTY: 1,450.00 (at or above Coupon Barrier; below Initial Level) SX5E: 3,600.00 (above Coupon Barrier and Initial Level)	$0.22375 (Contingent Coupon)
Second Coupon Observation Date	RTY: 1,500.00 (at or above Coupon Barrier; below Initial Level) SX5E: 3,200.00 (above Coupon Barrier and Initial Level)	$0.22375 (Contingent Coupon)
Third through the Thirty-Ninth Coupon Observation Date	Various (the Official Closing Level of at least one Underlying Index below Coupon Barrier; below Initial Level)	$0.00
Final Valuation Date	RTY: 1,400.00 (at or above Coupon Barrier and Downside Threshold; below Initial Level) SX5E: 3,300.00 (above Coupon Barrier, Downside Threshold and Initial Level)	$10.22375 (Payment at Maturity)
Total Payment: $10.67125 (6.7125% return)

At maturity, HSBC will pay you a total of $10.22375 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.22375 received in respect of each of the first two Coupon Observation Dates, HSBC will have paid you a total of $10.67125 per Note, for a 6.7125% total return on the Notes.

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Example 3 — Notes are NOT Called and the Final Level of the Least Performing Underlying Index Is Below Its Coupon Barrier and Downside Threshold

Date	Official Closing Level	Payment (per Note)
First Coupon Observation Date	RTY: 1,450.00 (at or above Coupon Barrier; below Initial Level) SX5E: 3,600.00 (above Coupon Barrier and Initial Level)	$0.22375 (Contingent Coupon)
Second Coupon Observation Date	RTY: 1,500.00 (at or above Coupon Barrier; below Initial Level) SX5E: 3,200.00 (above Coupon Barrier and Initial Level)	$0.22375 (Contingent Coupon)
Third through the Thirty-Ninth Coupon Observation Date	Various (the Official Closing Level of at least one Underlying Index below Coupon Barrier; below Initial Level)	$0.00
Final Valuation Date	RTY: 800 (below Coupon Barrier, Downside Threshold and Initial Level) SX5E: 3,300.00 (above Coupon Barrier, Downside Threshold and Initial Level)	$10.00 × (1 + Underlying Index Return) =$10.00 × (1 + -60%) =$10.00 - $6.00 =$4.00 (Payment at Maturity)
Total Payment $4.4475 (-55.525% return)

Since the Notes are not called and the Final Level of the Least Performing Underlying Index is below its Downside Threshold, HSBC will pay you at maturity $4.00 per Note. In addition, the final Contingent Coupon will not be payable because the Final Level of the Least Performing Underlying Index is also below its Coupon Barrier. When added to the Contingent Coupon payments of $0.22375 received in respect of each of the first two Coupon Observation Dates, HSBC will have paid you $4.4475 per Note, for a loss on the Notes of 55.525%.

Example 4 — Notes are NOT Called and the Final Level of the Least Performing Underlying Index Is Below Its Coupon Barrier and Above its Downside Threshold

Date	Official Closing Level	Payment (per Note)
First Coupon Observation Date	RTY: 1,450.00 (at or above Coupon Barrier; below Initial Level) SX5E: 3,600.00 (above Coupon Barrier and Initial Level)	$0.22375 (Contingent Coupon)
Second Coupon Observation Date	RTY: 1,500.00 (at or above Coupon Barrier; below Initial Level) SX5E: 3,200.00 (above Coupon Barrier and Initial Level)	$0.22375 (Contingent Coupon)
Third through the Thirty-Ninth Coupon Observation Date	Various (the Official Closing Level of at least one Underlying Index below Coupon Barrier; below Initial Level)	$0.00
Final Valuation Date	RTY: 1,200 (below Coupon Barrier and Initial Level, above Downside Threshold) SX5E: 3,300.00 (above Coupon Barrier and Initial Level)	$10.00 (Payment at Maturity)
Total Payment $10.4475 (4.475% return)

Since the Notes are not called and the Final Level of the Least Performing Underlying Index is above its Downside Threshold, HSBC will pay you at maturity $10.00 per Note. In addition, the final Contingent Coupon will not be payable because the Final Level of the Least Performing Underlying Index is also below its Coupon Barrier. When added to the Contingent Coupon payments of $0.22375 received in respect of each of the first two Coupon Observation Dates, HSBC will have paid you $10.4475 per Note, for a return on the Notes of 4.475%.

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The Russell 2000® Index

Description of the RTY

The Underlying Index is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of February 28, 2017 were: Financial Services, Technology, Producer Durables, Consumer Discretionary and Health Care.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-36 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from January 1, 2008 through March 10, 2017 as reported on the Bloomberg Professional® service. The blue line represents the Coupon Barrier of 955.686, which is 70% of the Official Closing Level on March 10, 2017, 2017 (rounded to three decimal places). The black line represents the Downside Threshold of 682.633, which is 50% of the Official Closing Level on March 10, 2017 (rounded to three decimal places). We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

Historical Performance of the Russell 2000® Index

Source: Bloomberg

Past performance of the Underlying Index is not indicative of its future performance.

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The EURO STOXX 50® Index

Description of the SX5E

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-11 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from January 1, 2008 through March 10, 2017 as reported on the Bloomberg Professional® service. The blue line represents the Coupon Barrier of 2,391.39, which is 70% of the Official Closing Level on March 10, 2017 (rounded to two decimal places). The black line represents the Downside Threshold of 50% of the Official Closing Level on March 10, 2017 (rounded to two decimal places). We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

Historical Performance of the EURO STOXX 50® Index

Source: Bloomberg

Past performance of the Underlying Index is not indicative of its future performance.

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Correlation of the Underlying Indices

The following graph sets forth the historical performances of the Russell 2000® Index and the EURO STOXX 50® Index from January 2, 2008 through March 10, 2017, based on the daily Official Closing Levels of the Underlying Indices. For comparison purposes, each Underlying Index has been normalized to have a closing level of 100.00 on January 2, 2008 by dividing the Official Closing Level of that Underlying Index on each day by the Official Closing Level of that Underlying Index on January 2, 2008 and multiplying by 100.00.

We obtained the Official Closing Levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlying Indices should not be taken as an indication of future performance. Future performance of the Underlying Indices may differ significantly from historical performance, and no assurance can be given as to the Official Closing Levels of the Underlying Indices during the term of the Notes, including on any Coupon Observation Date or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlying Indices will result in the return of any of the principal amount.

Historical Performance of the Russell 2000® Index and the EURO STOXX 50® Index

PAST PERFORMANCE OF THE UNDERLYING INDICES IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of a pair of Underlying Indices over a given period, the more positively correlated those Underlying Indices are. The graph above illustrates the historical performance of each of the Underlying Indices relative to the other Underlying Index over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying Index has historically been to another. For additional information, see the information set forth above under “Key Risks –Because the Notes Are Linked to the Performance of More Than One Underlying Index, There Is a Greater Risk of Contingent Coupons Not Being Paid and of You Sustaining a Significant Loss on Your Investment.”

The lower (or more negative) the correlation between two Underlying Indices, the less likely it is that those Underlying Indices will move in the same direction and, therefore, the greater the potential for one of those Underlying Indices to close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlying Indices are, the greater the likelihood that at least one of the Underlying Indices will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at Maturity. However, even if two Underlying Indices have a higher positive correlation, one or both of those Underlying Indices might close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, as both of those Underlying Indices may decrease in value together.

The terms of the Notes will be based, in part, on the correlation among the Underlying Indices, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Contingent Coupon Rate than would be payable on notes that have a higher degree of correlation.

What Are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase,

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beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to the Underlying Indices. HSBC intends to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, HSBC intends to treat any Contingent Coupon paid by HSBC, including on the Maturity Date or upon automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated Executory Contracts” in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as contingent income-bearing pre-paid executory contracts.

The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder in the secondary market, because the tax treatment of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty), unless the income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States. We will not pay any additional amounts in respect of such withholding. In order to claim an exemption from or a reduction in the 30% withholding tax, a non-U.S. holder of the Notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from, withholding under an applicable tax treaty. If you are a non-U.S. holder, you should consult your tax advisors regarding the tax treatment of the Notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In Notice 2008-2, the IRS and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlying Indices would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlying Indices were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlying Indices and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlying Indices is or becomes a PFIC or USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting Stockthe Underlying Indices or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Indices or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are

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treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Final Terms—Payment at Maturity” in this pricing supplement, except that the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Final Level and if a Contingent Coupon is payable. If a Market Disruption Event exists with respect to an Underlying Index on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying Index’s Underlying Index Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to the other Underlying Index occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Notes at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so. HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the accompanying prospectus supplement.

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

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